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                                                                     EXHIBIT 5.1

                               Dykema Gossett PLLC
                        39577 Woodward Avenue, Suite 300
                        Bloomfield Hills, Michigan 48304

                                August 21, 2006

Syntel, Inc.
525 E. Big Beaver Road, Suite 300
Troy, MI 48083

Ladies and Gentlemen:

     We have served as counsel to Syntel, Inc. (the "Company") in connection with the preparation of the Registration Statement (Form S-8) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the issuance in the manner described in the Registration Statement of up to 8,000,000 shares of the Company's Common Stock pursuant to the Company's Amended and Restated Stock Option and Incentive Plan and Amended and Restated Employee Stock Purchase Plan.

     We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,

                                        DYKEMA GOSSETT PLLC


                                        /s/ DYKEMA GOSSETT PLLC